                        WAIVER OF SPECIFIED PREMIUM RIDER

            Issued by Cova Financial Services Life Insurance Company

The waiting period in the incontestability provision of this rider is different from that in the policy and begins on the effective date of this rider.

This rider is a part of the policy to which it is attached and is subject to all applicable terms and provisions of the policy; except as modified herein. The
Policy Specifications page or, if this rider is added after issue, the request for policy change shows the monthly premium that will be waived upon the insured's total disability.

         Waiver of                We will credit, as a premium payment, the monthly premium waived to the policy's cash
         Specified                value if:
         Premium Benefit          1.   You furnish us with written proof that the insured is totally disabled, as defined in this rider; and

                                  2.   The insured becomes disabled after age 5 and before age 65; and

                                  3.   Disability has continued without interruption for at least 180 days; and

                                  4.   This rider is in force.

                                  The monthly premium waived will be credited as premium to the policy's cash value as long as the policy remains in force as follows:

                                  Disability Beginning Before Age 60. If the insured's disability begins before age 60, we will credit the monthly premiums waived which were due during the 180 days of uninterrupted disability. After that, we will continue to credit the monthly premiums waived. However, the insured must continue to be totally disabled.

                                  Disability Beginning Between Ages 60 and 65. If the insured's disability begins on or after age 60 but before age 65, we will credit the monthly premiums waived which were due during the 180 days of uninterrupted disability. We will continue to credit the monthly premiums waived after that, but no later than age 65. However, the insured must continue to be totally disabled.

                                  If the credit to the policy's cash value for the monthly premiums waived exceeds the maximum premium allowed by the federal law that defines life insurance, we will pay the monthly premium waived to you.

         Policy Lapse             Crediting of the monthly premium waived to the policy's cash value does not guarantee that the policy will remain in force. If the cash surrender value of the policy is insufficient to cover the monthly deduction as described in the basic policy, the policy will lapse as defined in the grace period provision of the basic policy.

         Definition of            "Age 5," "age 60," and "age 65" begin on the policy anniversary nearest the insured's 5th,
         Age 5, Age 60            60th and 65th birthdays, respectively.
         and Age 65

         Total Disability        "Total Disability" means the inability of the insured to perform the substantial and material duties of his or her regular occupation. Such disability must be the result of an injury or a sickness. The injury or sickness must first manifest itself after the effective date of this rider.














         CLR10
         (5/99)







                                However, after this period of disability has continued for 60 months, the insured will be considered to be totally disabled only if he or she is unable to perform the substantial and material duties of any occupation for which he or she is reasonably fitted by education, training or experience.

                                If, after this rider becomes effective, the insured suffers the total and irrecoverable loss of:

                                1. sight in both eyes, or

                                2. the use of both hands or both feet, or

                                3. the use of one hand and one foot,

                                this will be considered total disability as defined in this rider. With such a loss the insured will still be considered disabled even though working at an occupation.

       Recurrent Total          If, while this policy and rider are in force, the insured becomes disabled again after having
       Disability               been totally disabled before, the new disability will be considered a continuation of the previous period unless:

                                1. It is due to an entirely different cause; or

                                2. The insured has performed all of the material and substantial duties of a gainful occupation for a continuous period of 6 months or more between such periods of total disability.

       Risks Not                We will not credit the monthly premium waived under this rider to the policy's cash value if
       Assumed                  disability results from war or any act of war while the insured is in the military, naval or air forces of any country at war. We will also not credit the monthly premium waived if the insured becomes disabled while in a civilian non-combatant unit serving with such forces.

                                "War" includes undeclared war and "any country" includes any international organization or combination of countries.

                                We will not credit the monthly premium waived under this rider to the policy's cash value if disability results from intentionally self-inflicted injury.

       Termination              You may terminate this rider as of any monthly anniversary. To do this you must make a proper written request. We may require the policy and this rider for endorsement. If this rider is not already terminated, it will terminate on the date any of the following events first occurs:

                                1.   When the insured attains age 65. This will be without prejudice to any benefits granted for total disability occurring before age 65; or

                                2.   The date the policy lapses; or

                                3.   The date the policy is surrendered; or

                                4.   The maturity date of the policy; or

                                5.   The date of death of the insured.

                                We will incur no liability for this rider if premiums for it are paid beyond its termination date.
                                Any premiums paid beyond that date will be returned with compound interest at 6% per year.

       Notice of                Before we credit any monthly premium waived to the policy's cash value, we must be given:
       Claim and Proof          1. Written notice of claim for this benefit during the lifetime of the insured. This notice
       of Disability                 must be submitted during the continuance of total disability. This notice must be submitted no later than six months after this rider terminates.








       CLR10                                                      2
       (5/99)








                                 2.   Written proof of total disability within six months after we receive written notice of claim. In no event should this proof be submitted later than the date when any of the following events first occurs:

                                      a. One year after age 65 of the insured;

                                      b. Maturity of the policy;

                                      c. Surrender of the policy for its cash surrender value;

                                      d. One year from the due date of the first unpaid monthly deduction.

                                 Failure to give such notice and proof within the time allowed will not void the claim. We will consider the claim if you show us that it was not reasonably possible to file notice and proof on time. However, you must file notice and proof as soon as reasonably possible. In no event will we credit any monthly premium waived if its due date was more than one year before we were given notice of claim at our home office.

                                 We will require no further proof of disability and we will automatically credit further monthly premiums waived if:

                                 1. The insured is totally disabled at age 65; and

                                 2. All monthly premiums waived for at least the five years preceding age 65 have been credited.

        Examination of           We have the right to have the insured examined by our appointed examiner. Such exam will
        the Insured              be at our expense. We also have the right to require written proof of continuance of disability from the insured at the following times:

                                 1. After receipt of notice of claim;

                                 2. At reasonable intervals within two years after we receive proof of total disability;

                                 3. Not more than once each year after the first two years.

                                 We will not credit to the policy's cash value any further monthly premiums waived if the insured refuses to be medically examined. Nor will we credit to the policy's cash value further monthly premiums waived if proof of continuance of disability is not furnished when we request it.

        Incontestability         We cannot contest this rider after it has been in force during the lifetime of the insured for a period of two years from its issue date, excluding any period the insured is totally disabled.
                                 We cannot contest any reinstatement of this rider after it has been in force during the lifetime of the insured for a period of two years from the date we approve a reinstatement.

        Reinstatement            Within five years after the date this rider terminated due to policy lapsing, you may apply for reinstatement if:

                                 1.   The policy is also being reinstated; and

                                 2.   You submit proof satisfactory to us that the insured is insurable by our standards; and

                                 3.   You meet the premium requirements as described in the basic policy's reinstatement provision; and

                                 4.   The insured is alive on the date we approve the request for reinstatement. If the insured is not alive, such approval is void and of no effect.












        CLR10                                                     3
        (5/99)







                                You may apply for reinstatement of the policy with or without this rider. We have the right to decide whether to approve the reinstatement of the policy with or without this rider.

        Cost of                 The cost of insurance for the Waiver of Specified Premium Rider is determined on a
        Insurance               monthly basis. The cost of insurance for a policy month is calculated as (a) multiplied by (b)
                                where:

                                a.  is the cost of insurance rate for this rider; and

                                b. is the monthly premium waived.

                                The cost of insurance rate for this rider is based on the attained age and rate class of the insured. Cost of insurance rates will be determined by us based on expectations as to future experience. However, these rates will not exceed those shown on the Guaranteed
                                Cost of Insurance Rates page for the Waiver of Specified Premium Rider.

                                Each monthly anniversary this rider is in force, the cost of insurance (as determined above)
                                will be added to the monthly deduction as defined in the Cash Values section of the basic policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary.

        General Provisions      If the insured becomes disabled during the grace period of the first monthly deduction in default, we will allow this Waiver of Specified Premium as if default had not occurred.

                                However, you will be liable for the greater of:

                                1. the monthly premium waived; or

                                2.  an amount sufficient to cover all charges, as defined in the basic policy, due for that policy month.

                                Interest at 6% per year will be charged on the amount due.

        The issue date and effective date of this rider and the policy are the same unless another effective date of this rider is shown below.




             Date of Rider




                            SECRETARY                                                        PRESIDENT





                                      COVA
                 Cova Financial Services Life Insurance Company
                               St. Louis, Missouri


        CLR10                                                   4
        (5/99)